Exhibit 15.2

November 28, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street NE
Washington, DC 20549

Re:

Pure Capital Incorporated

Form 20-F Report

Dear Sir or Madam:

On behalf of Redhawk Exploration and Mining, Inc., a Texas corporation, (“Redhawk”) we hereby consent to the inclusion in this Form 20-F Report of the technical information regarding the Tombstone Property based on the Geological Report prepared by Jimmy L. Nyrehn Geologist GeoResource Associates, dated February 1, 2006.  This Geological Report was prepared for, and is the property of Redhawk.

Thank you.

Very truly yours,

/s/ Redhawk Exploration & Mining, Inc.

Redhawk Exploration & Mining, Inc.